Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger
212-415-3393

Omnicom Reports First Quarter 2013 Results

NEW YORK, April 18, 2013 - Omnicom Group Inc. (NYSE-OMC) today announced that its diluted net income per common share in the first quarter of 2013 increased 5.6% to $0.76 per share from $0.72 per share in the first quarter of 2012. Omnicom’s net income for the first quarter of 2013 increased to $205.1 million from $204.6 million in the first quarter of 2012.

Worldwide revenue increased 2.8% to $3,398.9 million from $3,307.3 million in the first quarter of 2012. Domestic revenue for the first quarter of 2013 increased 4.2% to $1,791.6 million compared to $1,719.3 million in the first quarter of 2012. International revenue increased 1.2% to $1,607.3 million compared to $1,588.0 million in the first quarter of 2012.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our first quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

437 Madison Avenue, New York, NY 10022 (212) 415-3600 Fax (212) 415-3530

Omnicom Group Inc.

(Unaudited)

(Dollars in Millions, Except Per Share Data)

Three Months Ended March 31,	2013	2012

Revenue	$3,398.9	$3,307.3

Operating expenses, excluding amortization of intangibles	3,001.8	2,920.8

Earnings before interest, taxes and amortization of intangibles (a)	397.1	386.5

Amortization of intangibles	25.4	24.0

Operating income	371.7	362.5

Net interest expense	40.9	29.2

Income before income taxes	330.8	333.3

Income tax expense	109.2	109.3

Income from equity method investments	3.2	2.0

Net Income	224.8	226.0

Less: Net income attributed to noncontrolling interests	19.7	21.4

Net Income - Omnicom Group Inc.	205.1	204.6

Less: Net income allocated to participating securities	5.4	4.5

Net income available for common shares	$199.7	$200.1

Net income per common share - Omnicom Group Inc.

Basic	$0.76	$0.73
Diluted	$0.76	$0.72

Weighted average shares (in millions)

Basic	261.0	273.3
Diluted	263.2	277.5

Dividend declared per common share	$0.40	$0.30

(a)	Earnings before interest, taxes and amortization of intangibles (“EBITA”) is a Non-GAAP measure. We use EBITA as an additional operating performance measure, which excludes the non-cash amortization expense of acquired intangible assets. We believe that EBITA is a useful measure to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from or as a substitute for financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.